Exhibit 99.10

March 26, 2015

The Board of Directors

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Olin Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of a wholly-owned subsidiary of the Company (“Merger Sub”) with Blue Cube Spinco Inc. (“Spinco”), a wholly-owned subsidiary of The Dow Chemical Company (“TDCC”), to occur following the separation (the “Separation”) of the Business (as defined in the Separation Agreement) pursuant to and in accordance with the Separation Agreement by and between TDCC and Spinco (the “Separation Agreement”). Pursuant to the Agreement and Plan of Merger by and among TDCC, Spinco, the Company and Merger Sub (the “Merger Agreement” and, together with the Separation Agreement, the “Agreements”), Spinco will become a wholly-owned subsidiary of the Company, and each share of common stock, par value $0.001 per share, of Spinco (the “Spinco Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than shares of Spinco Common Stock to be cancelled pursuant to the Merger Agreement) will be converted automatically into the right to receive a number of fully paid and non-assessable shares of the common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) equal to (a) 0.80586207, if there is not a Tag Event (as defined in the Merger Agreement) by Mitsui & Co. Texas Chlor-Alkali, Inc., or (b) 0.87482759, if there is a Tag Event by Mitsui & Co. Texas Chlor-Alkali, Inc. (such number of shares of Company Common Stock, subject to adjustment pursuant to the Merger Agreement, the “Exchange Ratio”). The summaries of the Merger and of the Separation set forth above are qualified in their entirety by the terms of the Agreements.

In connection with preparing our opinion, we have (i) reviewed drafts dated March 26, 2015 of the Agreements; (ii) reviewed certain publicly available business and financial information concerning the Business and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Business and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of TDCC and the Company relating to the Business and the Company’s business, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of TDCC and the Company with respect to certain aspects of the Merger, and the past and current business operations of the Business and the Company, the financial condition and future prospects and operations of the Business and the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by TDCC and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of TDCC, the Business or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Business and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Separation, the Merger and the other transactions contemplated by the Agreements will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreements, and that the definitive Agreements will not differ in any material respects from the drafts thereof furnished to us. We have also assumed that the representations and warranties made by the Company, TDCC and Spinco in the Agreements and the related agreements are and will be true and correct in all respects material to our analysis, and that any adjustments to the Exchange Ratio pursuant to the Merger Agreement will not be material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Separation and the Merger will be obtained without any adverse effect on the Business or the Company or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Merger and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Exchange Ratio in the Merger or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or TDCC. However, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of TDCC, for which it receives customary compensation or other financial benefits. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Merger for customary compensation. In addition, James Bell serves as a member of the Board of Directors of our parent company, JPMorgan Chase & Co. and also as a member of the Board of Directors of TDCC. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or TDCC for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC
J.P. MORGAN SECURITIES LLC

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